Exhibit 99.1

AG Mortgage Investment Trust, Inc. Reports Second Quarter 2017 Results

NEW YORK, NY, August 8, 2017 / Business Wire — AG Mortgage Investment Trust, Inc. (“MITT” or the “Company”) (NYSE: MITT) today reported financial results for the quarter-ended June 30, 2017. AG Mortgage Investment Trust, Inc. is a hybrid mortgage REIT that opportunistically invests in a diversified risk-adjusted portfolio of Agency RMBS and Credit Investments, which include our Residential Investments, Commercial Investments and ABS Investments.

SECOND QUARTER 2017 FINANCIAL HIGHLIGHTS

•	$1.07 of Net Income/(Loss) per diluted common share(1)

•	$0.47 of Core Earnings per diluted common share(1)

•	Includes ($0.01) retrospective adjustment

•	Includes $0.03 of dollar roll income associated with our net TBA position

•	Increase in core earnings from the prior quarter due to the redeployment of excess liquidity into Agency RMBS

•	5.9% economic return on equity for the quarter, 23.6% annualized(4)

•	$18.77 book value per share(1) as of June 30, 2017, inclusive of our current quarter common dividend

•	Book value increased $0.60 or 3.3% from last quarter, inclusive of:

•	$0.85 or 4.7% due to our Credit Investments

•	Strong demand and stable fundamentals in the mortgage and asset-backed markets continue to drive credit spreads to tighter levels

•	$(0.26) or (1.4)% due to our investments in Agency RMBS and associated derivative hedges

•	Spreads on shorter duration hybrid ARMs and post-reset interest-only securities widened in response to further flattening of the yield curve

	Q1 2017	Q2 2017
Summary of Operating Results:
GAAP Net Income/(Loss) Available to Common Stockholders	$21.8mm	$29.8mm
GAAP Net Income/(Loss) Available to Common Stockholders, per diluted common share (1)	$0.78	$1.07
Non-GAAP-Results:
Core Earnings	$11.5mm	$12.9mm
Core Earnings, per diluted common share (1)	$0.41	$0.47

*	For a reconciliation of GAAP Net Income/(Loss) to Core Earnings, refer to the Reconciliation of Core Earnings at the end of this press release.

INVESTMENT HIGHLIGHTS

•	$3.4 billion investment portfolio as of June 30, 2017 as compared to the $2.6 billion investment portfolio as of March 31, 2017(2)(3)

•	Net purchased $744.9 million of Agency and TBA securities, inclusive of unsettled trades

•	2.48% Net Interest Margin as of June 30, 2017(7)

•	Decrease in yield primarily related to the addition of Agency securities

•	Increase in cost of funds primarily due to an increase of 25 bps in the federal-funds rate in June

•	4.2x “At Risk” Leverage as of June 30, 2017(3)(6)

•	Increase in leverage due to rotation into Agency and TBA securities

•	8.7% constant prepayment rate (“CPR”) on the Agency RMBS investment portfolio for the second quarter, excluding net TBA position(5)

SECOND QUARTER ACTIVITY

($ in millions)
Description	Net Purchased / (Sold/Payoff)	Net Repo (Added) / Removed*	Net Equity Invested / (Returned)
30-Year Fixed Rate	$238.3	$(214.5)	$23.8
Interest Only and Excess MSRs	15.3	(7.9)	7.4

Total Agency RMBS	253.6	(222.4)	31.2

Prime	8.0	(5.5)	2.5
Alt-A	0.7	(0.5)	0.2
Subprime	(32.5)	27.3	(5.2)
Credit Risk Transfer	75.8	(57.5)	18.3
RPL/NPL	70.7	(60.5)	10.2
Residential Whole Loans	(9.4)	4.7	(4.7)

Total Residential Investments	113.3	(92.0)	21.3

CMBS	24.9	(12.9)	12.0
Freddie Mac K-Series CMBS	6.0	—	6.0
CMBS Interest Only	3.4	—	3.4

Total Commercial Investments	34.3	(12.9)	21.4
Total ABS	27.2	(4.2)	23.0

Total Q2 Activity Prior to TBA	428.4	(331.5)	96.9
Fixed Rate 30 Year TBA	241.0	N/A	7.2 **

Total Q2 Activity including TBA	$669.4	N/A	$104.1

*	Timing and size of repo added may differ from that of repo removed.
**	Net equity on TBA represents initial margin on TBA purchases.

•	At quarter end, there were $250.2 mm of unsettled Agency purchases which settled in July with $237.7 mm of repo financing.

•	Deployed net equity of $104.1 mm during the quarter

•	Increased our sector allocation to Agency RMBS on a hedged basis during the quarter

•	Increased our sector allocation to CRT as spreads lagged the broader rally that the legacy non-agency sector experienced

•	Participated, along with other Angelo, Gordon funds, in purchasing two single borrower subordinate securities backed by hotels

•	Participated, along with other Angelo, Gordon funds, in a credit card ABS bridge securitization

•	MITT, along with other Angelo, Gordon funds, participated in a term securitization in April which refinanced previously securitized non-performing mortgage loans into a new lower cost, fixed rate long-term financing

•	The Company maintained exposure to the securitization through an interest in the subordinated tranches as well as through its ownership of the vertical risk retention portion of the securitization

•	On May 5, 2017, the Company announced an “At the Market” Offering Program of Common Stock to sell up to $100 million of its outstanding common stock

•	In Q2, MITT issued 99,932 of its common stock for net proceeds of $1.8 mm

MANAGEMENT REMARKS

“We are pleased with MITT’s performance during the second quarter,” said Chief Executive Officer and Chief Investment Officer, David Roberts. “We increased core earnings by redeploying excess liquidity into Agency RMBS and increased book value per share. Going forward, we believe MITT is well positioned to produce sustainable returns and to leverage the expertise and experience of the Angelo, Gordon platform to invest in a wide range of assets.”

“The second quarter theme for mortgage and asset-backed markets was mostly unchanged from the start of the year, as credit spreads continued to rally due to strong demand and stable fundamentals,” said Co-Portfolio Manager, TJ Durkin. “Agency MBS spreads were relatively stable during the second quarter despite increased discussion of the Federal Reserve slowing the pace of its balance sheet reinvestment program. The growing likelihood of this event commencing later this year resulted in Agency MBS underperforming most other structured products. However, the favorable backdrop of a range bound interest rate environment and falling implied interest rate volatility supported the team’s deployment of capital into the sector at attractive returns.”

KEY STATISTICS

($ in millions)
June 30, 2017

Investment portfolio(2)(3)	$3,433.8
Repurchase agreements(3)	2,265.2
Total Financing(6)	2,844.8
Stockholders’ equity	683.1
GAAP Leverage	3.7x
“At Risk” Leverage(6)	4.2x
Yield on investment portfolio(8)	4.75%
Cost of funds(9)	2.27%
Net interest margin(7)	2.48%
Management fees(10)	1.43%
Other operating expenses(11)	1.67%
Book value, per share(1)	$18.77
Undistributed taxable income, per common share(1)(12)	1.74
Dividend, per share(1)	0.475

INVESTMENT PORTFOLIO

The following summarizes the Company’s investment portfolio as of June 30, 2017 (2) (3)

($ in millions)
	Amortized Cost	Fair Value	Allocated Equity(15)	WA Yield(8)	Funding Cost*	Net Interest Margin*	Leverage Ratio*
Agency RMBS:	$1,906.2	$1,913.9	$221.6	3.2%	1.3%	1.9%	7.9x
Residential Investments	1,090.2	1,139.7	272.0	5.8%	2.6%	3.2%	3.3x
Commercial Investments	328.3	332.3	161.0	8.0%	2.7%	5.3%	1.1x
ABS	47.6	47.9	28.5	8.8%	3.1%	5.7%	0.7x

Total	$3,372.3	$3,433.8	$683.1	4.8%	2.3%	2.5%	4.2x

*	Total funding cost and NIM includes cost of interest rate hedges. Total leverage ratio includes any net receivables on TBA and the leverage ratio by type is calculated based on allocated equity.

Premiums and discounts associated with purchases of the Company’s securities are amortized or accreted into interest income over the estimated life of such securities, using the effective yield method. The Company recorded a $0.2 million, or $(0.01) per share, retrospective adjustment due to the change in projected cash flows on its Agency RMBS, excluding interest-only securities and TBAs. Since the cost basis of the Company’s Agency RMBS securities, excluding interest-only securities and TBAs, exceeds the underlying principal balance by 3.9% as of June 30, 2017, slower actual and projected prepayments can have a meaningful positive impact, while faster actual or projected prepayments can have a meaningful negative impact on the Company’s asset yields.

FINANCING AND HEDGING ACTIVITIES

The Company, either directly or through its equity method investments in affiliates, had master repurchase agreements with 39 counterparties, under which it had debt outstanding with 26 counterparties as of June 30, 2017. The weighted average funding cost was 1.3% for Agency RMBS and 2.6% for Credit Investments. The investment portfolio is financed with repurchase agreements as of June 30, 2017 as summarized below:

($ in millions)
	Agency		Credit
Maturing Within:*	Amount Outstanding	WA Funding Cost	Amount Outstanding	WA Funding Cost
Overnight	$79.4	1.4%	$—	—
30 Days or Less	344.3	1.3%	928.3	2.5%
31-60 Days	398.1	1.2%	55.6	2.6%
61-90 Days	194.8	1.3%	36.0	2.8%
91-180 Days	70.7	1.2%	15.3	3.9%
Greater than 180 Days	100.0	1.4%	42.7	3.5%

Total / Weighted Average**	$1,187.3	1.3%	$1,077.9	2.6%

*	Numbers in table above do not include securitized debt of $18.8 million.
**	Our weighted average days to maturity is 48 days and our weighted average original days to maturity is 127 days.

The Company’s hedge portfolio as of June 30, 2017 is summarized as follows:

($ in millions)
	Notional	Duration
Interest Rate Swaps	$1,494.0	(1.81)
Treasury Futures, net	70.0	(0.16)

Total	$1,564.0	(1.97)

The Company’s interest rate swaps as of June 30, 2017 are summarized as follows:

($ in millions)
Maturity	Notional Amount	Weighted Average Pay-Fixed Rate	Weighted Average Receive-Variable Rate*	Weighted Average Years to Maturity
2017	$36.0	0.88%	1.17%	0.34
2019	170.0	1.36%	1.19%	2.38
2020	570.0	1.63%	1.22%	2.86
2022	363.0	1.80%	1.25%	5.00
2024	150.0	2.04%	1.23%	6.89
2026	75.0	2.12%	1.19%	9.39
2027	130.0	2.30%	1.20%	9.80

Total/Wtd Avg	$1,494.0	1.75%	1.22%	4.60

*	100% of our receive variable interest rate swap notional reset quarterly based on three-month LIBOR.

TAXABLE INCOME

The primary differences between taxable income and GAAP net income include (i) unrealized gains and losses associated with investment and derivative portfolios which are marked-to-market in current income for GAAP purposes, but excluded from taxable income until realized or settled, (ii) temporary differences related to amortization of premiums and discounts paid on investments, (iii) the timing and amount of deductions related to stock-based compensation, (iv) temporary differences related to the recognition of certain terminated derivatives and (v) taxes. As of June 30, 2017, the Company had estimated undistributed taxable income of approximately $1.74 per share.(1)(12)

DIVIDEND

On June 8, 2017, the Company’s board of directors declared the second quarter dividend of $0.475 per share of common stock that was paid on July 31, 2017 to stockholders of record as of June 19, 2017.

On May 15, 2017, the Company’s board of directors declared a quarterly dividend of $0.51563 per share on its 8.25% Series A Cumulative Redeemable Preferred Stock and a quarterly dividend on its $0.50 per share of 8.00% Series B Cumulative Redeemable Preferred Stock. The preferred distributions were paid on June 19, 2017 to stockholders of record as of May 31, 2017.

STOCKHOLDER CALL

The Company invites stockholders, prospective stockholders and analysts to participate in MITT’s second quarter earnings conference call on August 9, 2017 at 9:30 am Eastern Time. The stockholder call can be accessed by dialing (888) 424-8151 (U.S. domestic) or (847) 585-4422 (international). Please enter code number 6106747.

A presentation will accompany the conference call and will be available on the Company’s website at www.agmit.com. Select the Q2 2017 Earnings Presentation link to download and print the presentation in advance of the stockholder call.

An audio replay of the stockholder call combined with the presentation will be made available on our website after the call. The replay will be available until September 8, 2017. If you are interested in hearing the replay, please dial (888) 843-7419 (U.S. domestic) or (630) 652-3042 (international). The conference ID number is 6106747.

For further information or questions, please e-mail ir@agmit.com.

ABOUT AG MORTGAGE INVESTMENT TRUST, INC.

AG Mortgage Investment Trust, Inc. is a real estate investment trust that invests in, acquires and manages a diversified portfolio of residential and commercial mortgage assets, other real estate-related securities and financial assets. AG Mortgage Investment Trust, Inc. is externally managed and advised by AG REIT Management, LLC, a subsidiary of Angelo, Gordon & Co., L.P., an SEC-registered investment adviser that specializes in alternative investment activities.

Additional information can be found on the Company’s website at www.agmit.com.

ABOUT ANGELO, GORDON & CO.

Angelo, Gordon & Co., L.P. is a privately held limited partnership founded in November 1988. The firm currently manages approximately $28 billion with a primary focus on credit and real estate strategies. Angelo, Gordon has over 420 employees, including more than 160 investment professionals, and is headquartered in New York, with offices in the US, Europe and Asia. For more information, visit www.angelogordon.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 related to dividends, our strategy related to our investments and portfolio, taxes, liquidity and our assets. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in interest rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for Agency

RMBS, Non-Agency RMBS, ABS and CMBS securities and loans, and legislative and regulatory changes that could adversely affect the business of the Company. Additional information concerning these and other risk factors are contained in the Company’s filings with the Securities and Exchange Commission (“SEC”). Copies are available free of charge on the SEC’s website, http://www.sec.gov/, including its most recent Annual Report on Form 10-K and subsequent filings. All information in this press release is as of August 8, 2017. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

AG Mortgage Investment Trust, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	June 30, 2017	December 31, 2016
Assets
Real estate securities, at fair value:
Agency - $1,266,254,543 and $972,232,174 pledged as collateral, respectively	$1,601,265,257	$1,057,663,726
Non-Agency - $1,078,998,578 and $990,985,143 pledged as collateral, respectively	1,106,818,817	1,043,017,308
ABS - $26,777,004 and $21,231,956 pledged as collateral, respectively	47,917,356	21,231,956
CMBS - $203,968,254 and $201,464,058 pledged as collateral, respectively	212,183,426	211,652,660
Residential mortgage loans, at fair value - $20,943,195 and $31,031,107 pledged as collateral, respectively	23,455,233	38,195,576
Commercial loans, at fair value - $32,800,000 pledged as collateral	57,294,106	60,068,800
Investments in debt and equity of affiliates	84,711,002	72,215,919
Excess mortgage servicing rights, at fair value	2,786,501	412,648
Cash and cash equivalents	29,150,477	52,469,891
Restricted cash	48,109,840	26,583,527
Interest receivable	10,164,621	8,570,383
Receivable on unsettled trades - $0 and $3,057,814 pledged as collateral, respectively	—	3,633,161
Receivable under reverse repurchase agreements	—	22,680,000
Derivative assets, at fair value	3,129,277	3,703,366
Other assets	3,295,079	5,600,341
Due from broker	4,233,927	945,304

Total Assets	$3,234,514,919	$2,628,644,566

Liabilities
Repurchase agreements	$2,256,742,388	$1,900,509,806
Securitized debt, at fair value	18,778,169	21,491,710
Loan participation payable, at fair value	—	1,800,000
Obligation to return securities borrowed under reverse repurchase agreements, at fair value	—	22,365,000
Payable on unsettled trades	250,732,846	—
Interest payable	3,585,468	2,570,854
Derivative liabilities, at fair value	1,769,032	2,907,255
Dividend payable	13,205,483	13,157,573
Due to affiliates	4,300,944	3,967,622
Accrued expenses	1,007,454	1,068,779
Taxes payable	801,883	1,717,883
Due to broker	459,557	1,211,694

Total Liabilities	2,551,383,224	1,972,768,176
Stockholders’ Equity
Preferred stock - $0.01 par value; 50,000,000 shares authorized:
8.25% Series A Cumulative Redeemable Preferred Stock, 2,070,000 shares issued and outstanding ($51,750,000 aggregate liquidation preference)	49,920,772	49,920,772
8.00% Series B Cumulative Redeemable Preferred Stock, 4,600,000 shares issued and outstanding ($115,000,000 aggregate liquidation preference)	111,293,233	111,293,233
Common stock, par value $0.01 per share; 450,000,000 shares of common stock authorized and 27,805,162 and 27,700,154 shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	278,053	277,002
Additional paid-in capital	578,340,378	576,276,322
Retained earnings/(deficit)	(56,700,741)	(81,890,939)

Total Stockholders’ Equity	683,131,695	655,876,390

Total Liabilities & Stockholders’ Equity	$3,234,514,919	$2,628,644,566

AG Mortgage Investment Trust, Inc. and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Net Interest Income
Interest income	$31,220,535	$30,200,296
Interest expense	10,201,393	8,396,997

	21,019,142	21,803,299

Other Income
Net realized gain/(loss)	(10,121,477)	(5,317,085)
Realized loss on periodic interest settlements of derivative instruments, net	(1,857,542)	(1,607,539)
Unrealized gain/(loss) on real estate securities and loans, net	25,546,552	10,958,117
Unrealized gain/(loss) on derivative and other instruments, net	1,927,169	202,572
Other income	3,845	1,995

	15,498,547	4,238,060

Expenses
Management fee to affiliate	2,443,780	2,420,782
Other operating expenses	2,851,353	2,664,252
Servicing fees	86,001	106,974
Equity based compensation to affiliate	87,540	87,183
Excise tax	375,000	375,000

	5,843,674	5,654,191

Income/(loss) before equity in earnings/(loss) from affiliates	30,674,015	20,387,168
Equity in earnings/(loss) from affiliates	2,497,116	689,973

Net Income/(Loss)	33,171,131	21,077,141

Dividends on preferred stock	3,367,354	3,367,354

Net Income/(Loss) Available to Common Stockholders	$29,803,777	$17,709,787

Earnings/(Loss) Per Share of Common Stock
Basic	$1.08	$0.63
Diluted	$1.07	$0.63
Weighted Average Number of Shares of Common Stock Outstanding
Basic	27,724,183	28,038,953
Diluted	27,731,325	28,054,454

NON-GAAP FINANCIAL MEASURE

This press release contains Core Earnings, a non-GAAP financial measure. AG Mortgage Investment Trust, Inc.’s management believes that this non-GAAP measure, when considered with the Company’s GAAP financials, provides supplemental information useful for investors in evaluating the results of the Company’s operations. The Company’s presentation of Core Earnings may not be comparable to similarly-titled measures of other companies, who may use different calculations. This non-GAAP measure should not be considered a substitute for, or superior to, the financial measures calculated in accordance with GAAP. Our GAAP financial results and the reconciliations from these results should be carefully evaluated.

We define Core Earnings, a non-GAAP financial measure, as net income available to common stockholders excluding both unrealized and realized gains/(losses) on the sale or termination of securities and the related tax expense/benefit or disposition expense, if any, on such sale or termination including (i) investments held in affiliated entities and (ii) derivatives. As defined, Core Earnings include the net interest and other income earned on our investments on a yield adjusted basis, including credit derivatives, investments in debt and equity of affiliates, inverse Agency Interest-Only securities, interest rate derivatives, TBA drop income or any other investment activity that may earn or pay net interest or its economic equivalent. One of our objectives is to generate net income from net interest margin on the portfolio, and management uses Core Earnings to measure this objective. Management believes that this non-GAAP measure, when considered with the Company’s GAAP financials, provides supplemental information useful for investors in evaluating our results of operations. This metric, in conjunction with related GAAP measures, provides greater transparency into the information used by our management in its financial and operational decision-making.

A reconciliation of GAAP net income to Core Earnings for the three months ended June 30, 2017 and the three months ended June 30, 2016 is set forth below:

($ in thousands)
	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Net Income/(loss) available to common stockholders	$29,804	$17,710
Add (Deduct):
Net realized (gain)/loss	10,121	5,317
Drop income	746	8
Equity in (earnings)/loss from affiliates	(2,497)	(690)
Net interest income and expenses from equity method investments*	2,201	742
Unrealized (gain)/loss on real estate securities and loans, net	(25,547)	(10,958)
Unrealized (gain)/loss on derivative and other instruments, net	(1,927)	(203)

Core Earnings	$12,901	$11,926
Core Earnings, per Diluted Share	$0.47	$0.43

*	For the three months ended June 30, 2017, we recognized $0.2 million or $0.01 per share of net income/(loss) attributed to our investment in AG Arc. For the three months ended June 30, 2016, we recognized $(0.3) million or $(0.01) per share of net income/(loss) attributed to our investment in AG Arc.(14)

Footnotes

(1)	Diluted per share figures are calculated using weighted average outstanding shares in accordance with GAAP. Per share figures are calculated using a denominator of all outstanding common shares including all shares granted to our Manager and our independent directors under our equity incentive plans as of quarter-end. Book value uses stockholders’ equity less net proceeds of the Company’s 8.25% Series A and 8.00% Series B Cumulative Redeemable Preferred Stock as the numerator.
(2)	The investment portfolio at period end is calculated by summing the fair market value of our Agency RMBS, any long positions in TBAs, Residential Investments, Commercial Investments, and ABS, including securities and mortgage loans owned through investments in affiliates, exclusive of AG Arc LLC. Refer to footnote (3) for more information on the GAAP accounting for certain items included in our investment portfolio.
(3)	Generally, when we purchase a security and employ leverage, the security is included in our assets and the leverage is reflected in our liabilities on the balance sheet as either Repurchase agreements or Securitized debt. Throughout this press release where we disclose our investment portfolio and the related repurchase agreements that finance it, we have presented this information inclusive of (i) unconsolidated ownership interests in affiliates that are accounted for under GAAP using the equity method and (ii) long positions in TBAs, which are accounted for as derivatives under GAAP. This press release excludes investments through AG Arc LLC unless otherwise noted. This presentation of our investment portfolio is consistent with how our management evaluates the business, and we believe this presentation, when considered with the GAAP presentation, provides supplemental information useful for investors in evaluating our investment portfolio and financial condition. See footnote (14) for further details on AG Arc LLC.
(4)	The economic return on equity for the quarter represents the change in book value per share from March 31, 2017 to June 30, 2017, plus the dividends declared over that period, divided by book value per share as of March 31, 2017. The annualized economic return on equity is the quarterly return on equity multiplied by four.
(5)	This represents the weighted average monthly CPRs published during the quarter for our in-place portfolio during the same period. Any net TBA position is excluded from the CPR calculation.
(6)	“At Risk” Leverage was calculated by dividing total financing including any net TBA position by our GAAP stockholders’ equity at quarter-end as of June 30, 2017. Total financing at quarter-end includes repurchase agreements inclusive of repurchase agreements through affiliated entities, exclusive of any financing utilized through AG Arc LLC, plus the payable on all unsettled buys less the financing on all unsettled sells, securitized debt and any net TBA position (at cost). Total financing excludes repurchase agreements and unsettled trades on U.S. Treasuries.
(7)	Net interest margin is calculated by subtracting the weighted average cost of funds from the weighted average yield for the Company’s investment portfolio, which excludes cash held by the Company. See footnotes (8) and (9) for further detail. Net interest margin also excludes any net TBA position.
(8)	The yield on our investment portfolio represents an effective interest rate, which utilizes all estimates of future cash flows and adjusts for actual prepayment and cash flow activity as of quarter-end. This calculation excludes cash held by the Company and excludes any net TBA position. The calculation of weighted average yield is weighted based on fair value.
(9)	The cost of funds at quarter-end was calculated as the sum of the weighted average funding costs on total financing outstanding at quarter-end and the weighted average of the net pay rate on our interest rate swaps, the net receive/pay rate on our Treasury long and short positions, respectively, and the net receivable rate on our IO index derivatives, if any. Both elements of the cost of funds at quarter-end were weighted by the outstanding repurchase agreements and securitized debt outstanding at quarter-end, excluding repurchase agreements associated with U.S. Treasury positions. The cost of funds excludes any net TBA position.
(10)	The management fee percentage at quarter-end was calculated by annualizing management fees recorded during the quarter and dividing by quarter-end stockholders’ equity.

(11)	The other operating expenses percentage at quarter-end was calculated by annualizing other operating expenses recorded during the quarter and dividing by quarter-end stockholders’ equity.
(12)	This estimate of undistributed taxable income per common share represents the total estimated undistributed taxable income as of quarter-end. Undistributed taxable income is based on current estimates and projections. As a result, the actual amount is not finalized until we file our annual tax return, typically in September of the following year.
(13)	Equity residuals, excess MSRs and principal only securities with a zero coupon rate are excluded from this calculation.
(14)	The Company invests in Arc Home LLC through AG Arc LLC, one of its indirect subsidiaries.
(15)	The Company allocates its equity by investment using the fair market value of its investment portfolio, less any associated leverage, inclusive of any long TBA position (at cost). The Company allocates all non-investment portfolio related items based on their respective characteristics in order to sum to the Company’s stockholders’ equity per the consolidated balance sheets. The Company’s equity allocation method is a non-GAAP methodology and may not be comparable to similarly titled measures or concepts of other companies, who may use different calculations.